CALIFORNIA INVESTMENT TRUST AND CALIFORNIA INVESTMENT TRUST II
                    SECOND AMENDMENT TO THE CUSTODY AGREEMENT

      THIS SECOND AMENDMENT dated as of October 31, 2006-to the Custody Agreement, dated January 3, 2005, as amended February 27, 2006, (the "Agreement"), is entered by and between CALIFORNIA INVESTMENT TRUST, a Delaware statutory trust, formerly known as CALIFORNIA INVESTMENT TRUST, a Massachusetts business trust and CALIFORNIA INVESTMENT TRUST II, a Massachusetts business trust, (collectively the "Trusts") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

                                    RECITALS

         WHEREAS, the parties have entered into a Custody Agreement; and WHEREAS, the Trusts and the Custodian desire to amend said Agreement; and WHEREAS, Article 14.4 of the Agreement allows for its amendment by a written instrument executed by the parties.

         NOW, THEREFORE, the parties agree as follows:

         Effective August 8, 2006, California Investment Trust, formerly a Massachusetts business trust, became a Delaware statutory trust; and

         Effective October 31, 2006, all references to Trusts in the Agreement shall mean California Investment Trust.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.


CALIFORNIA INVESTMENT TRUST                 U.S. BANK NATIONAL ASSOCIATION

By:  /s/ Stephen C. Rogers                  By:  /s/s Michael R. McVay

Printed Name:  Stephen C. Rogers            Printed Name:  Michael R. McVay

Title:  President                           Title:  Vice President